                                                              EXHIBIT (d)(16)(i)

                                 AMENDMENT NO. 1
                        TO INVESTMENT ADVISORY AGREEMENT


         AMENDMENT NO. 1 to Investment Advisory Agreement ("Amendment No. 1"), dated as of August 1, 2002, between The Equitable Life Assurance Society of the United States, a New York stock life insurance corporation (the "Manager") and Wellington Management Company, LLP, a limited liability partnership organized under the laws of the Commonwealth of Massachusetts ("Adviser"), with respect to the AXA Premier Funds Trust.

         The Manager and the Adviser agree to modify and amend the Investment Advisory Agreement (the "Agreement") dated as of November 30, 2001 between them as follows:

         1. Fund. The Manager hereby appoints the Adviser as one of the investment advisers for the AXA Premier Small/Mid Cap Value Fund on the terms and conditions set forth in the Agreement.

         2. Appendix A. Appendix A to the Agreement, setting forth the Funds of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Fund, is hereby replaced in its entirety by Appendix A attached hereto.

         Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.





WELLINGTON MANAGEMENT                  THE EQUITABLE LIFE ASSURANCE
COMPANY, LLP                           SOCIETY OF THE UNITED STATES




By: /s/ John H. Gooch                  By:  /s/ Peter D. Noris
    ----------------------------            -------------------------------
     John H. Gooch                              Peter D. Noris
     Senior Vice President                      Executive Vice President

                                   APPENDIX A
                               TO AMENDMENT NO. 1
                        TO INVESTMENT ADVISORY AGREEMENT
                                      WITH
                       WELLINGTON MANAGEMENT COMPANY, LLP


Fund                                                   Annual Advisory Fee Rate**
---------------                                        ------------------------------
AXA Premier Health Care Fund*                          0.65% of the Wellington  Allocated
                                                       Portion's average daily net assets up
                                                       to and including $50 million; 0.55%
                                                       of the Wellington Allocated Portion's
                                                       average daily net assets in excess of
                                                       $50 million up to and including $100
                                                       million; and 0.45% of the Wellington
                                                       Allocated Portion's average daily net
                                                       assets in excess of $100 million

Small/Mid Cap Value Portfolios, which shall            0.55% of the Wellington Allocated Portions'
consist of the following Allocated Portion             average daily net assets up to and
and Other Allocated Portion*** (collectively           including $200 million; and 0.45% of the
referred to as "Small/Mid Cap Growth                   Wellington Allocated Portions' average
Portfolios"):                                          daily net assets in excess of $200 million

AXA Premier Small/Mid Cap Value Fund*
AXA Premier VIP Small/Mid Cap Value Portfolio*



* Fee to be paid with respect to this Fund shall be based only on the portion of the Fund's average daily net assets advised by the Adviser, which may be referred to as the "Wellington Allocated Portion."

** The daily advisory fee for the Wellington Allocated Portion is calculated by multiplying the aggregate net assets of the Wellington Allocated Portion at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.

*** Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as "Small/Mid Cap Value Portfolios."